As filed with the Securities and Exchange Commission on June 20, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	25-0317820
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 Isabella Street, Suite 200 Pittsburgh, Pennsylvania 15212-5872

(Address of principal executive offices, including zip code)

2013 Arconic Stock Incentive Plan, as Amended and Restated

(Full Title of the Plan)

Katherine H. Ramundo

Executive Vice President, Chief Legal Officer and Secretary

390 Park Avenue

New York, NY 10022-4608

(Name and Address of Agent for Service)

(212) 836-2732

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	20,000,000	$22.84	$456,800,000	$55,364.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the 2013 Arconic Stock Incentive Plan, as Amended and Restated to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h) of the Securities Act, and based on the average of the high and low prices of shares of Arconic Inc.’s common stock, $1.00 par value per share, reported on the New York Stock Exchange on June 17, 2019.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed by Arconic Inc. (the “Company”) in order to register an additional 20,000,000 shares (increased from 46,666,666 shares for a total of up to 66,666,666 shares) of its common stock, par value $1.00 per share, which are securities of the same class and relate to the same employee benefit plan, the 2013 Arconic Stock Incentive Plan, as Amended and Restated, as those shares registered on the Company’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2016 (Registration No. 333-212246, as amended by post-effective amendment filed on January 5, 2018) and on July 10, 2013 (Registration No. 333-189882, as amended by post-effective amendment filed on January 5, 2018) (collectively, “Prior Registration Statements”).

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	Exhibits.

The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

5.1	Opinion of Richards, Layton & Finger, P.A.*

10.1	2013 Arconic Stock Incentive Plan, as Amended and Restated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 17, 2019).

15.1	Letter regarding unaudited interim financial information.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Richards, Layton & Finger, P.A. (included as part of Exhibit 5.1).*

24.1	Power of Attorney of certain directors of the Company (incorporated by reference to Exhibit 24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019).

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania on June 20, 2019.

ARCONIC INC.

By:	/s/ Paul Myron
Paul Myron
Vice President and Controller (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Plant	Chairman and Chief Executive Officer; Director	June 20, 2019
John C. Plant	(Principal Executive Officer)

/s/ Ken Giacobbe	Executive Vice President and Chief Financial Officer	June 20, 2019
Ken Giacobbe	(Principal Financial Officer)

/s/ Paul Myron	Vice President and Controller	June 20, 2019
Paul Myron	(Principal Accounting Officer)

James F. Albaugh, Amy E. Alving, Christopher L. Ayers, Elmer L. Doty, Rajiv L. Gupta, Sean O. Mahoney, David J. Miller, E. Stanley O’Neal, and Ulrich R. Schmidt, each as a Director, on June 20, 2019, by Paul Myron, their attorney-in-fact.

/s/ Paul Myron
Paul Myron, attorney-in fact

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